                                                                     EXHIBIT 5.1

                       [The Gillette Company Letterhead]

                                 April 1, 1999

The Gillette Company
Prudential Tower Building
Boston, Massachusetts 02199

Ladies and Gentlemen:

        This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement") of The Gillette Company (the "Company") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the offer and sale by certain holders of 25,654,399 shares (and up to an additional 3,848,160 shares pursuant to an overallotment option granted to the Underwriters) of common stock of the Company (the "Common Stock") (including the preferred stock purchase rights attached thereto).

        I am Acting General Counsel of the Company. In that capacity, I have acted as counsel for the Company in connection with the preparation and filing of the Registration Statement. For purposes of this opinion, I have examined or caused to be examined by counsel retained by or on staff of the Company, among other things, originals or copies, certified or otherwise, identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

        I am a member of the bar of The Commonwealth of Massachusetts. This opinion is limited to the federal laws of the United States, the laws of The Commonwealth of Massachusetts and the corporate laws of the State of Delaware.

        Based upon the foregoing, I am of the opinion that the shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

        I consent to the filing of this opinion with and as a part of said Registration Statement, including but not limited to as an exhibit thereto, and the use of my name therein and in the related prospectus under the caption "Legal Matters."

        This opinion is to be used only in connection with the offer and sale of the Common Stock while the Registration Statement is in effect.

                                          Very truly yours,

                                          /s/ JAMES P. CONNOLLY, ESQ.
                                          --------------------------------------
                                          James P. Connolly, Esq.